Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated January 13, 2010

J.P. Morgan Optimax Market-Neutral Index
Performance Update - January 2010

   OVERVIEW

   The J.P. Morgan Optimax Market-Neutral Index (the "Index") is a J.P. Morgan strategy that seeks to generate returns through the dynamic selection of up to 18 commodities (the "Basket Constituents") based on a modern portfolio theory approach to portfolio allocation.

Hypothetical and Actual Historical Performance - January 4, 1991 to December 31, 2009(1)

    275     Optimax MN Index
    250
    225     S&P GSCI ER Index
    200
    175
    150
    125
    100
     75
     50
     25
      0
    -91  -93    -95   -97  -99   -01   -03   -05   -07  -09
    Jan  JanJan       Jan  Jan   Jan   Jan   Feb   Feb  Feb

Key Features of the Index

o   Dynamic long-short exposure to a portfolio of commodities that is rebalanced monthly based on a rules-based methodology with a target annualized volatility of 5% or less;
o   Algorithmic portfolio construction intended to utilize momentum across commodities to inform market- neutral portfolio allocation;
o   Provides an alternative approach to investing in commodities through a long-short strategy intended to produce absolute returns;
o   Levels published on Bloomberg under the ticker CMDTOMER.

Hypothetical and Actual Realized Volatility  -
April 4, 1995 to December 31, 2009(2)

   60.00% Optimax MN Index S&P GSCI ER Index - Target Volatility
   50.00%
   40.00%
   30.00%
   20.00%
   10.00%
    0.00%
          Apr-04   Oct-03  Mar-03  Sep-02    Mar-02   Aug-01

Recent Index Composition ("Basket
Constituents")(3)
                         December 2009         January 2010
----------------------------------------------------------------
Brent Crude                       6.7%               2.1%
----------------------------------------------------------------
WTI Crude                        -6.7%              -6.1%
----------------------------------------------------------------
Gas Oil                          -6.4%              -4.2%
----------------------------------------------------------------
Gasoline                          6.7%               6.1%
----------------------------------------------------------------
Heating Oil                      -6.7%               4.3%
----------------------------------------------------------------
Natural Gas                      -2.9%              -3.2%
----------------------------------------------------------------
Silver                            4.1%               1.4%
----------------------------------------------------------------
Gold                              0.6%               0.0%
----------------------------------------------------------------
Zinc                              2.3%               0.0%
----------------------------------------------------------------
Nickel                            1.7%              -0.4%
----------------------------------------------------------------
Lead                              1.0%               6.1%
----------------------------------------------------------------
Copper                            6.7%               6.1%
----------------------------------------------------------------
Aluminum                         -6.7%              -6.1%
----------------------------------------------------------------
Soybean                           4.1%               3.2%
----------------------------------------------------------------
Wheat                            -3.2%              -6.1%
----------------------------------------------------------------
Coffee                            0.2%               0.7%
----------------------------------------------------------------
Sugar                             0.5%               3.4%
----------------------------------------------------------------
Corn                              0.0%               1.4%
----------------------------------------------------------------
Recent Index Performance
                          Oct 2009     Nov 2009     Dec 2009
----------------------------------------------------------------
Historical Return(1)        -1.80%        0.62%       -0.38%
----------------------------------------------------------------

January 13, 2010

Comparative Performance (%), Annualized Volatilities (%), Correlations, and Sharpe Ratio

	Year to Date Performance[1]	Five Year Annualized Performance[1]	Ten Year Annualized Performance[1]	Ten Year Annualized Volatility[2]	Correlation[4]	Sharpe Ratio[4]
Optimax Market-Neutral Index	-1.12%	3.35%	4.95%	5.69%	1.00	0.87
S&P GSCI Excess Return Index	13.30%	-5.71%	2.18%	26.16%	0.17	0.08

Notes

1 Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested weekly Index closing levels from January 4, 1991 through May 2, 2008, and the actual historical performance of the Index based on the weekly Index closing level from May 6, 2008 through December 31, 2009, as well as the performance of the S&P GSCI™ Excess Return Index ("S&P GSCI™") over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period. There is no guarantee that Optimax will outperform the S&P GSCI™ or any alternative strategy. Source: Bloomberg and JPMorgan.

2 Calculated from the historical returns, as applicable to the relevant measurement period, of the indices using historical rolling weekly returns. For any given day, represents the annualized volatility of each index's arithmetic weekly returns for the 60-index day period preceding that day. The back-tested, hypothetical, historical annualized volatility has inherent limitations. These volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the Index and the S&P GSCI™ will have the volatilities as shown above or that the Index will outperform any alternative investment strategy. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities may vary materially from this analysis. Source: Bloomberg and JPMorgan.

3 On a monthly basis, J.P. Morgan Securities Ltd., or JPMSL, acting as the Index calculation agent, will rebalance the Index to take synthetic long and short positions in the Basket Constituents based on mathematical rules that govern the Index and track the returns of the synthetic portfolio above cash. The weights for each Basket Constituent will be adjusted to comply with certain allocation constraints, including constraints on individual Basket Constituents, as well as the individual sectors. The sum of the weights is zero.

4 Volatility and correlation are based on daily returns over the past ten years. Correlation refers to the degree the applicable index has changed relative to changes in the JPMorgan Optimax Market-Neutral Index. The Sharpe Ratio, which is a measure of risk-adjusted performance, is calculated as the annualized ten year return divided by the annualized ten year volatility.

Key Risks

- There are risks associated with a momentum-based investment strategy. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
- The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of 5%.
- The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Basket Constituents by sector and asset type.
- Changes in the value of the Basket Constituents may offset each other.
- The Index was established on May 6, 2008 and has a limited operating history
- The Index may perform poorly in non-trending 'choppy' markets characterized by short-term volatility.
- The reported level of the Index will include the deduction of a fee assessed at 0.96% per annum.
- The momentum strategy embedded in the Index may not outperform other strategies that do not rebalance monthly.
- The Index is not representative of a pure long-only commodities allocation and is not designed to replicate commodities markets.
- Commodities futures contracts are subject to uncertain legal and regulatory regimes that may adversely affect the timing and amount of your payment at maturity.
- Commodities prices may change unpredictably, affecting the Index in unforeseeable ways.
- If a negative weighting is assigned to a Basket Constituent, signifying a short position relative to such constituent, there is an unlimited loss exposure to such constituent and such exposure may result in a significant drop in the level of the Index.
- Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.

Index Disclaimers

The Optimax Market-Neutral Index is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. Standard & Poor's makes no representation or warranty, express or implied, of the ability of the Standard & Poor's Goldman Sachs Commodity Index Excess Return (the "S&P GSCI™") or any component sub-index to track general commodity market performance or any segment thereof respectively. Standard & Poor's' only relationship to JPMorgan (in such capacity, the "Licensee") is the licensing of the S&P GSCI™ and any component sub-indices, all of which are determined, composed and calculated by Standard & Poor's without regard to the Licensee or the Index. Standard & Poor's has no obligation to take the needs of the Licensee or the Index into consideration in determining, composing or calculating the S&P GSCI™ or any component sub-index. The S&P GSCI™ and the component sub-indices thereof are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

For more information on the Index and for additional key risk information see Page 12 the Strategy Guide at http://www.sec.gov/Archives/edgar/data/19617/000095010310000062/jpm_optimax.pdf

The risks identified to the left are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

DISCLAIMER
JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-155535

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